Exhibit 4.94

Maximum Pledge Contract

Contract No.: SJZ0910120140044-31

Pledgor : Shijie Kaiyuan Auto Trading Group Co.,Ltd

Pledgee : Hua Xia Bank Shijiazhuang Jianhua Branch

Signing Date : October 8, 2014

Pledge Definition :   To ensure multiple loans Party B (Pledgee) has lent to Shijie Kaiyuan Auto Trading Group Co., Ltd., Party A (Pledgor) is willing to provide Accounts Receivable hereunder for Party B.

Maximum Amount: RMB150,000,000

Pledge Term : From October 8, 2014 to July19,2015

Collateral: The assets Party A pledges to Party B as Collateral are listed in Accounts Receivable List (No. 20140044). The appraised value of the Collateral is RMB 187,500,000